UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2016

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2016, American Railcar Industries, Inc. (“ARI” or the “Company”) entered into a railcar management transition agreement (the “Agreement”) with American Railcar Leasing LLC (“ARL”). In anticipation of the expected sale of ARL (the “ARL Sale”) to SMBC Rail Services LLC (“Buyer”), ARI and ARL entered into the Agreement to manage the transition, from ARL to ARI, of the management of railcars owned by the Company (the “ARI Railcars”) and its subsidiary, Longtrain Leasing III, LLC (“Longtrain”) (the “Longtrain Railcars”). Pursuant to railcar management agreements with each of ARI and Longtrain, ARL, as manager, currently markets ARI Railcars for sale or lease and Longtrain Railcars for lease, and arranges for the operation, storage, re-lease, sublease, service, repair, overhaul, replacement and maintenance of the ARI Railcars and the Longtrain Railcars (collectively, the “Leased Railcars”). As discussed below, certain affiliates of ARI and Buyer are also parties to the Agreement for limited purposes.

The Agreement, among other things, (i) permits ARI to assume the management of the Leased Railcars following the consummation of the ARL Sale; (ii) requires ARI to use commercially reasonable efforts to obtain the consent of noteholders (the “Noteholder Consent”) for ARI to replace ARL as manager of the Longtrain Railcars under that certain Indenture, dated January 29, 2015, between Longtrain and U.S. Bank National Association, as indenture trustee (the “Longtrain Indenture”), and certain related documents; and (iii) requires ARL to transfer to ARI certain books and records and electronic data with respect to the Leased Railcars and the Company’s and Longtrain’s leasing businesses. and otherwise assist in the transfer of the management of the leasing businesses to ARI, provided that if ARI does not obtain the Noteholder Consent, ARL will remain the manager of the Longtrain Cars under the Longtrain Indenture. The Company has no obligation to pay any consent or similar fees in connection with obtaining the Noteholder Consent.

Pursuant to the terms and conditions of the Agreement, ARL provides ARI an irrevocable, fully paid-up, non-transferrable (except as set forth therein), royalty-free license to certain software and databases owned and used by ARL to manage its railcars and the Leased Railcars. The Agreement also provides for the termination, as of the consummation of the ARL Sale, of the Trademark License Agreement, dated as of June 30, 2005, between ARI and ARL (the “Trademark License”), pursuant to which ARI granted to ARL a license to use ARI’s trademarks “American Railcar” and the “diamond shape” of its logo, and provides for the wind-down of ARL’s use of such trademarks.
Pursuant to the terms and conditions of the Agreement, ARI has agreed not to solicit or hire ARL employees until 24 months after the consummation of the ARL Sale, subject to exceptions, including the right to hire the principal officers of ARL and certain other ARL personnel.

The Agreement, subject to its terms, also provides for the termination of, and the discharge and release of obligations under, certain other agreements between ARI and its subsidiaries, on the one hand, and ARL, on the other hand, including (i) the Railcar Management Agreement, dated February 29, 2012 (as amended), between ARI and ARL, pursuant to which ARI engaged ARL to manage ARI’s railcars; (ii) subject to receiving Noteholder Consent (and the terms and conditions thereof), the Railcar Management Agreement, dated January 29, 2015, between Longtrain and ARL, pursuant to which Longtrain engaged ARL to manage Longtrain’s railcars; (iii) the Railcar Services Agreement, dated April 15, 2011 (as amended), between ARI and ARL, pursuant to which ARI provides ARL railcar repair, engineering, administrative and other services on an as needed basis; (iv) the Consulting Services Agreement, dated as of March 1, 2016, between ARI and ARL, pursuant to which ARI agreed to provide legal services to ARL; and (v) the Trademark License described above.
Pursuant to the terms and conditions of the Agreement, American Entertainment Properties Corporation (“AEPC”) has agreed to (i) undertake certain payment and performance obligations of ARL to ARI and (ii) pay or reimburse, as applicable, certain costs and expenses of ARI incurred in connection with the ARL Sale and the Agreement. In addition, pursuant to the terms and conditions of the Agreement, Buyer and an affiliate of Buyer have agreed to undertake certain payment and performance obligations of ARL to ARI following the closing of the ARL Sale.

ARL and AEPC are each controlled by Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P. The independent directors of the Company’s Audit Committee reviewed the terms and conditions of the Agreement and received advice from independent legal counsel in connection therewith. The Audit Committee unanimously approved the terms and conditions of, and the Company’s entry into, the Agreement.

The description above is a summary of the terms of the Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Railcar Management Transition Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2016		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Interim Senior Vice President, Interim Chief Financial Officer and Interim Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Railcar Management Transition Agreement